United States

Securities and Exchange Commission

Washington, DC 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No. #1)*

AthenaHealth, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

04685W 10 3

(CUSIP Number)

December 31, 2008

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting persons’ initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 04685W 10 3

1.	Name of Reporting Persons Draper Associates, Inc.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 8,597* (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 8,597* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,597 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.03%
12.	Type of Reporting Person (see Instructions) CO

*	All of these shares are directly held by Draper Associates, L.P.

CUSIP NUMBER 04685W 10 3

1.	Name of Reporting Persons Draper Associates, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 8,597 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 8,597 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,597 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.03%
12.	Type of Reporting Person (see Instructions) PN

CUSIP NUMBER 04685W 10 3

1.	Name of Reporting Persons Draper Fisher Jurvetson Fund VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 0 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 0 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (see Instructions) PN

CUSIP NUMBER 04685W 10 3

1.	Name of Reporting Persons Draper Fisher Jurvetson Management Co. VI, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 854 (See Items 2 and 4)
6. Shared Voting Power 0 (See Items 2 and 4)
7. Sole Dispositive Power 854 (See Items 2 and 4)
8. Shared Dispositive Power 0 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 854 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

CUSIP NUMBER 04685W 10 3

1.	Name of Reporting Persons Draper Fisher Jurvetson Partners VI, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 0 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 0 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.00%
12.	Type of Reporting Person (see Instructions) OO (limited liability company)

CUSIP NUMBER 04685W 10 3

1.	Name of Reporting Persons Timothy C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0 (See Items 2 and 4)
6. Shared Voting Power 9,451* (See Items 2 and 4)
7. Sole Dispositive Power 0 (See Items 2 and 4)
8. Shared Dispositive Power 9,451* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,451 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.03%
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 854 shares are directly held by Draper Fisher Jurvetson Management Co. VI, LLC and 8,597 shares are directly held by Draper Associates, L.P.

CUSIP NUMBER 04685W 10 3

1.	Name of Reporting Persons John H. N. Fisher
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 32,349* (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 32,349* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 32,349 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.09%
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 854 shares are directly held by Draper Fisher Jurvetson Management Co. VI, LLC, and 31,495 are directly held by the John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08.

CUSIP NUMBER 04685W 10 3

1.	Name of Reporting Persons John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated 3/27/08
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 0
6. Shared Voting Power 31,495 (See Items 2 and 4)
7. Sole Dispositive Power 0
8. Shared Dispositive Power 31,495 (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 31,495 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.10%
12.	Type of Reporting Person (see Instructions) OO (Trust)

CUSIP NUMBER 04685W 10 3

1.	Name of Reporting Persons Stephen T. Jurvetson
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With:	5. Sole Voting Power 146,307 (See Items 2 and 4)
6. Shared Voting Power 854* (See Items 2 and 4)
7. Sole Dispositive Power 146,307 (See Items 2 and 4)
8. Shared Dispositive Power 854* (See Items 2 and 4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 147,161 (See Items 2 and 4)
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)	☐
11.	Percent of Class Represented by Amount in Row (9) 0.44%
12.	Type of Reporting Person (see Instructions) IN

*	Of these shares, 854 shares are directly held by Draper Fisher Jurvetson Management Co. VI, LLC.

CUSIP NUMBER 04685W 10 3

Item 1(a)	Name of Issuer: AthenaHealth, Inc.

Item 1(b)	Address of Issuer’s principal executive offices:

311 Arsenal Street

Watertown, MA 02472

Item 2.	This Amendment to Schedule 13G is filed on behalf of (i) Draper Associates, Inc., a California corporation, (ii) Draper Associates, L.P., a California limited partnership, (iii) Draper Fisher Jurvetson Fund VI, L.P., a California limited partnership, (iv) Draper Fisher Jurvetson Management Co. VI, LLC, a California limited liability company, (v) Draper Fisher Jurvetson Partners VI, LLC, a California limited liability company, (vi) Timothy C. Draper, a United States citizen (“Draper”), (vii) John H. N. Fisher, a United States citizen (“Fisher”), (viii) John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated 3/27/08 (“Fisher Trust”), and (ix) Stephen T. Jurvetson, a United States citizen (“Jurvetson”).

Relationships

(1) Draper Associates, Inc. (“Draper Associates”). Mr. Draper is the President of Draper Associates, Inc., which is the general partner of Draper Associates, L.P.

(2) Draper Associates, L.P. (“Draper Associates, L.P.”). Mr. Draper has sole voting and investment power over the shares owned by Draper Associates, L.P. Mr. Draper disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(3) Draper Fisher Jurvetson Fund VI, L.P. (“Fund”).

(4) Draper Fisher Jurvetson Management Co. VI, LLC (“Fund VI Management”) is the general partner of the Fund. The managing members of the general partner of the Fund are Messrs. Draper, Fisher and Jurvetson.

(5) Draper Fisher Jurvetson Partners VI, LLC (“Partners Fund LLC”) is a side-by-side fund of the Fund. The managing members of Partners Fund LLC are Messrs. Draper, Fisher and Jurvetson. Decisions with respect to Partners Fund LLC securities are made automatically in conjunction with decisions by the Fund.

(6) The Fisher Trust is a trust formed under the laws of the State of California (“Fisher Trust”). Mr. Fisher is a co-trustee of the Fisher Trust.

(7) Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held directly by the Fund, Fund VI Management and Partners Fund LLC, except to the extent of their pecuniary interest therein.

Item 2(a)	Name of person filing:

Draper Associates, Inc.

Draper Associates, L.P.

Draper Fisher Jurvetson Fund VI, L.P.

Draper Fisher Jurvetson Management Co. VI, LLC

Draper Fisher Jurvetson Partners VI, LLC

Timothy C. Draper

John H. N. Fisher

John H. N. Fisher and Jennifer Caldwell Living

    Trust dated 1/7/00, as amended and restated 3/27/08

Stephen T. Jurvetson

Item 2(b)	Address of principal business office or, if none, residence:

2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025

Item 2(c)	Citizenship:

Draper Associates, Inc.	California
Draper Associates, L.P.	California
Draper Fisher Jurvetson Fund VI, L.P.	California
Draper Fisher Jurvetson Management Co. VI, LLC	California
Draper Fisher Jurvetson Partners VI, LLC	California
Timothy C. Draper	United States
John H. N. Fisher	California
John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated 3/27/08	California
Stephen T. Jurvetson	United States

Item 2(d)	Title of class of securities: Common Stock, par value $0.01 per share.

The Issuer registered its Common Stock on its S-1 Registration Statement filed with the SEC on June 22, 2007. Each of the Reporting Persons identified in Item 2(a) above beneficially owns Common Stock.

Item 2(e)	CUSIP NO.: 04685W 10 3

Item 3.	If this statement is filed pursuant to § 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify type of institution:

Item 4.	Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Draper Associates, Inc.

A.	Amount Beneficially owned: 8,597
B.	Percent of Class: 0.03%
C.	Number of shares as to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 8,597
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 8,597

Draper Associates, L.P.

A.	Amount Beneficially owned: 8,597
B.	Percent of Class: 0.03%
C.	Number of shares as to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 8,597
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 8,597

Draper Fisher Jurvetson Fund VI, L.P.

A.	Amount Beneficially owned: 0
B.	Percent of Class: 0.00%
C.	Number of shares as to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 0
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 0

Draper Fisher Jurvetson Management Co. VI, LLC

A.	Amount Beneficially owned: 854
B.	Percent of Class: 0.00%
C.	Number of shares as to which such person has:
1.	sole power to vote or to direct the vote: 854
2.	shared power to vote or to direct the vote: 0
3.	sole power to dispose or to direct the disposition of: 854
4.	shared power to dispose or to direct the disposition of: 0

Draper Fisher Jurvetson Partners VI, LLC

A.	Amount Beneficially owned: 0
B.	Percent of Class: 0.00%
C.	Number of shares as to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 0
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 0

Timothy C. Draper

A.	Amount Beneficially owned: 9,451
B.	Percent of Class: 0.03%
C.	Number of shares as to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 9,451
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 9,451

John H. N. Fisher

A.	Amount Beneficially owned: 32,349
B.	Percent of Class: 0.09%
C.	Number of shares as to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 32,349
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 32,349

John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated 3/27/08

A.	Amount Beneficially owned: 31,495
B.	Percent of Class: 0.10%
C.	Number of shares as to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 31,495
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 31,495

Stephen T. Jurvetson

A.	Amount Beneficially owned: 147,161
B.	Percent of Class: 0.44%
C.	Number of shares as to which such person has:
1.	sole power to vote or to direct the vote: 146,307
2.	shared power to vote or to direct the vote: 854
3.	sole power to dispose or to direct the disposition of: 146,307
4.	shared power to dispose or to direct the disposition of: 854

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

Not applicable.

CUSIP NUMBER 04685W 10 3

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2009

Draper Associates, Inc.

By:	/s/ Timothy C. Draper
	Name:	Timothy C. Draper
	Title:	President

Draper Associates, L.P.

By:	Draper Associates, Inc. (General Partner)

By:	/s/ Timothy C. Draper
	Name:	Timothy C. Draper
	Title:	President

Draper Fisher Jurvetson Fund VI, L.P.

By:	Draper Fisher Jurvetson Management Co. VI, LLC (General Partner)

By:	/s/ Timothy C. Draper
	Name:	Timothy C. Draper
	Title:	Managing Member

Draper Fisher Jurvetson Management Co. VI, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

CUSIP NUMBER 04685W 10 3

Draper Fisher Jurvetson Partners VI, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

/s/ Timothy C. Draper
Timothy C. Draper

/s/ John H. N. Fisher
John H. N. Fisher

John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated 3/27/08

By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Co-Trustee

/s/ Stephen T. Jurvetson
Stephen T. Jurvetson

CUSIP NUMBER 04685W 10 3

Exhibit Index

Exhibit	Description

99.1	Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith